EXHIBIT  12

DEERE & COMPANY AND CONSOLIDATED SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                            Three Months Ended
                                 January31
                                (unaudited)
                                   1994      1993

Earnings:
     Income (loss) of
       consolidated group before
       income taxes and accounting
       changes                     $133,422  $(55,508)

     Dividends received from
       less-than-fifty-percent
       owned affiliates            514       144

     Fixed charges net of
       capitalized interest          72,722    96,668
       Total earnings              $206,658  $ 41,304



Fixed charges:
     Interest expense of consolidated
       group (includes capitalized
       interest)                   $ 71,190  $ 95,461

     Portion of rental charges
       deemed to be interest          1,532     1,680
       Total fixed charges          72,722   $ 97,141



     Ratio of earnings to
       fixed charges               2.84           *



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DEERE & COMPANY AND CONSOLIDATED SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                   Year Ended October 31
                                   1993      1992      1991
                                   (In thousands of dollars)
Earnings:

     Income (loss) of
       consolidated group before
       income taxes and accounting
       changes                     $272,345  43,488    $(26,176)


     Dividends received from
       less-than-fifty-percent
       owned affiliates              1,706      2,325     6,229

     Fixed charges net of
       capitalized interest        375,238    420,133   454,092

       Total earnings              $649,289  $465,946  $434,145



Fixed charges:

     Interest expense of con-
       solidated group (includes
       capitalized interest)       $369,325  $415,205  $451,936
     Portion of rental charges
       deemed to be interest          6,127     6,720     4,088
       Total fixed charges         $375,452  $421,925  $456,024



     Ratio of earnings to
       fixed charges                  1.73     1.10         *




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DEERE & COMPANY AND CONSOLIDATED SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                   Year Ended October 31
                                   1990           1989
                                   (In thousands of dollars)
Earnings:

     Income (loss) of
       consolidated group before
       income taxes and accounting
       changes                     $587,528       $539,126

     Dividends received from
       less-than-fifty-percent
       owned affiliates              7,775           1,200

     Fixed charges net of
       capitalized interest         439,200        412,041
       Total earnings               $1,034,503    $952,367

Fixed charges:
     Interest expense of con-
       solidated group (includes
       capitalized interest)      $   435,217     $406,583

     Portion of rental charges
       deemed to be interest          3,983          5,468
       Total fixed charges           $ 439,200    $412,051

Ratio of earnings to
fixed charges                          2.36           2.31

The computation of the ratio of earnings to fixed charges is based on applicable amounts of the Company and its consolidated subsidiaries plus dividends received from less-than fifty percent owned affiliates. "Earnings" consist of income before income taxes, accounting changes and fixed charges excluding capitalized interest. "Fixed charges" consist of interest on indebtedness, amortization of debt discount and expense, an estimated amount of rental expense which is deemed to be representative of the interest factor, and capitalized interest.

* For the three months ended January 31, 1993 and the year ended October 31, 1991, earnings available for fixed charges coverage were $56 million less and $22 million less, respectively, than the amount required for a ratio of earnings to fixed charges of 1.0.

**   The Company has not issued preferred stock, therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are the same as the ratios presented above.